EXHIBIT 10.60

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT is made and entered into as of the Execution Date set forth on the signature page hereof, by and between Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) and Mark Arold (the “Employee”).
NOW, THEREFORE, in consideration of Employee’s employment and in consideration of the mutual covenants and promises contained in this Agreement, the parties agree as follows:
1.Employment
The Company hereby employs Employee on a full time basis as Vice President of Advanced Propulsion Systems, commencing effective as of the Execution Date and Employee hereby accepts such employment, upon the terms and conditions of this Agreement.
2.    Term
This Agreement starts on the Execution Date and shall thereafter continue for three years, unless sooner terminated pursuant to the termination provisions as provided in Section 7 below (the “Initial Term”). In addition, this Agreement shall automatically renew for a period of one year (each, a “Renewal Term”) unless either party gives written notice to the other party at least one hundred eighty days prior to the end of the Initial Term or the then applicable Renewal Term stating that this Agreement will not be renewed. The Initial Term and each Renewal Term are hereinafter referred to as the “Term.”
3.    Duties, Reporting
Employee shall report to the Chief Executive Officer of the Company. Employee shall undertake and render all such duties and services consistent with Employee’s title as may from time to time be reasonably assigned to him by the Chief Executive Officer, which shall include the duties and responsibilities listed in Schedule A hereto. Employee will devote his full business time and best efforts to the performance of his duties to the Company and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict with or interfere with the rendition of such services directly or indirectly; provided that Employee shall not be precluded from accepting or continuing appointment to any corporate board of directors or board of directors or trustees of any charitable or civic organizations, subject, in each case, to the Company’s Corporate Governance Guidelines; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of his duties to the Company. Employee will (1) perform no Company related services outside the Company except by written consent of the Board of Directors, and (2) once a year disclose all outside activities at the Fiscal Year end Board of Director’s Meeting.”
4.    Compensation
For services rendered by Employee under this Agreement, the Company agrees to pay Employee and Employee agrees to accept an annual base salary in the amount set forth on the signature page hereof, less all amounts required by law to be withheld, deducted or collected, payable

EXHIBIT 10.60

in accordance with the Company’s payroll policies, as such policies may be changed from time to time. The base salary can be increased at any time by the Board at its discretion. Any bonus provisions set out in Schedule B – Supplemental Compensation and Benefits Arrangements may be modified by the Company in its discretion from time to time. Employee shall be entitled to such other compensation as may be set forth in Schedule B – Supplemental Compensation and Benefits Arrangements.
5.    Benefits
The Company shall make available to Employee, during the Term of employment, employee benefits (such as vacation and insurance) made generally available by the Company to its employees (“Standard Benefits”), provided that Employee qualifies for such benefits, plus, if applicable, any other or different benefits set forth in Schedule B – Supplemental Compensation and Benefits Arrangements. Company reserves the right to amend, halt or add to the existing benefits program with 60-day notice to Employee.
6.    Expenses
The Company shall pay or reimburse Employee for reasonable out-of-pocket expenses incurred by employee in connection with the performance of the services provided under this Agreement including, without limitation, membership fees for professional organizations related to the Employee’s position, upon presentation of appropriate documentation and in compliance with the Company’s expense policies in place from time to time.
7.    Termination of Employment
Employee’s employment may terminate as set out below, in which event Employee’s compensation and benefits shall terminate except as otherwise provided below. The Company has the right to terminate Employee’s employment at any time, with or without Cause or advance notice, as further detailed in this Section:
(a)    By Company Without Cause; By Employee for Good Reason
If Company terminates Employee’s employment when neither Cause nor permanent disability exists or the Employee terminates his employment for “Good Reason,” then Company shall continue to pay to Employee, Employee’s then-current base monthly salary as provided in Section 4 and provide the Standard Benefits pursuant to Section 5, excluding short term and long term disability and life insurance, but not any other compensation or supplemental benefits provided pursuant to Schedule B – Supplemental Compensation and Benefits Arrangements, for a period equal to the Notice Period (as hereinafter defined), on regular payroll days subject to normal payroll deductions, subject, however to the Employee complying with the provisions of this Agreement during such Notice Period, including without limitation the provisions of Sections 8 (Confidentiality), 9 (Return Of Confidential Records), 10 (Assignment Of Inventions), and 11 (Non-Solicitation and Noncompetition). The “Notice Period” provided in this Agreement shall be a period equal to:

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(i)
in the event the termination of employment occurs within 12 months of a Change in Control, or termination by the Employee for Good Reason within 12 months of a Change in Control, the “Notice Period” shall be twenty-four (24) months, regardless of age or length of service; or

(ii)	in the event the termination of employment occurs between the Execution Date and June 1, 2014, the “Notice Period” shall be eighteen (18) months, regardless of age or length of service; or

(iii)	in all other cases, the “Notice Period” shall be twelve (12) months, regardless of age or length of service.
For the purpose of this section:
“Change in Control” means (i) a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company, or (ii) the sale or other disposition of all or substantially all of the assets of the Company.
“Good Reason,” applicable solely to Change in Control, means the occurrence of any of the following events or conditions, unless Employee has expressly consented to such event or condition in writing:

(i)	a reduction in the Employee’s base salary;

(ii)	a material change in Employee’s title, duties and/or responsibilities; or

(iii)	the Company’s material breach of this Agreement.
provided, however, Employee shall not have Good Reason for termination unless (A) Employee gives the Company written notice of termination for Good Reason within thirty days following the event or condition giving rise to Good Reason occurs, (B) the Company does not correct the event or occurrence giving rise to Good Reason within thirty days following its receipt of written notice from Employee and (C) Employee actually resigns within thirty days following the expiration of the thirty day cure period.
The Notice Period provided herein is intended to be inclusive of all other notice of termination or severance entitlements to which the Employee may be entitled. The Employee acknowledges and agrees that such notice period constitutes a greater right and/or benefit than any statutory notice, termination pay and/or severance pay to which the Employee would otherwise be entitled to receive with respect to termination of employment.

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As a condition precedent to Employee’s receiving any payments and benefits pursuant to the Notice Periods described above, Company and Employee shall enter into a release in a form acceptable to Company and Employee whereby Employee and Company shall release all claims against the other party.
(b)    By Company for Cause
Company may terminate Employee’s employment for Cause. Cause shall mean:

(i)
Employee’s intentional and continuous failure to carry out the material responsibilities as expected and directed by the Board reasonably requested or directed by the or Board of Director (other than during the period of disability), which failure has continued for a period of at least thirty days after Employee’s receipt of a written notice signed by the Board of Directors describing the failure and the actions needed to be performed by Employee in order to correct such failure (e.g. Schedule A).

(ii)	Employee’s material and intentional breach of Section 8 of this Agreement;

(iii)	Willful misconduct or gross negligence in connection the performance of Employee’s duties hereunder;

(iv)	Any conduct on the part of Employee which constitutes a willful breach of any statutory or common law duty of loyalty to Company;

(v)	Employee’s being convicted of a felony (other than a traffic violation); and

(vi)	Employee’s dishonesty, misappropriation or fraud (other than good faith expense account disputes) with regard to Company or its assets.
Upon termination of employment for Cause, Company shall pay Employee’s base salary, accrued vacation and all other benefits required under established labor laws through the effective date of termination.
(c)    By Employee
Employee may terminate Employee’s employment at any time by giving 30 days’ advance written notice of termination, provided that Company may accelerate the termination date by giving written notice of the acceleration. Upon termination of employment by Employee, Company shall pay Employee’s base salary, accrued vacation and all other benefits required under established labor laws through the effective date of termination.
(d)    Death
Employee’s employment shall terminate automatically upon Employee’s death.
(e)    Permanent Disability

EXHIBIT 10.60

In the event that Employee is unable to perform the essential functions of Employee's employment-related duties (after reasonable accommodation) for a continuous period of one-hundred and twenty (120) days or more because of one or more mental or physical illnesses and/or disabilities, and if the mental or physical illnesses and/or disabilities of Employee that have prevented him from performing the essential functions of his employment-related duties are, in the opinion of the Board of Directors acting reasonably, likely to continue, Employee's employment may be terminated by the Company upon payment to Employee of (i) Employee's base salary, accrued vacation and benefits to the date of termination and (ii) any termination and severance pay required by statute; provided, however, that Employee will be entitled to receive benefits under the Company's long term disability policy throughout the period of incapacity following termination of employment, conditional upon Employee meeting all conditions contained in the applicable insurance policy.
8.    Confidentiality
Employee agrees not to directly or indirectly, use, or disclose or make available for use to anyone other than the Company, its affiliates, or their agents, any Confidential Information (as defined below) known to Employee as a result of his relationship with the Company, except as required in Employee’s performance of services for the Company or as authorized in writing by the Manager. “Confidential Information” means, but is not limited to, all designs, software, hardware, firmware, manuals, drawings, trade secrets, calculations, formulas, protocols, procedures, methods, algorithms, research, specifications, current or prospective customer lists, supplier lists, costs, marketing materials, business and financial records, pricing or sales policies, development plans, marketing strategies, and all other information belonging to the Company, or its affiliates or that the Company or its affiliates have from its customers or suppliers and do not have the right to disclose, related to the business or prospective business of the Company or its affiliates. Confidential Information does not include information that is (i) generally or readily available to the public; (ii) publicly known or becomes publicly known through no fault of Employee; or (iii) received from a third party without violation of a nondisclosure obligation and without obligation of confidentiality.
When used in relation to a party to this Agreement, “affiliate” shall mean any corporation or entity that (i) is controlled, either directly or indirectly, by the party; (ii) is under common control, either directly or indirectly, with the party; or (iii) controls the party. “Control” means the ability to vote greater than fifty percent (50%) of the outstanding voting securities in or otherwise direct the management of a corporation or entity.

9.    Return of Confidential Records
All forms of information and all physical property made or compiled by Employee prior to or during the Term of employment pursuant to this Agreement containing or relating in any way to Confidential Information shall be the Company’s exclusive property. All such materials and any copies thereof shall be held by Employee in trust solely for the benefit of the Company and shall be delivered to the Company upon termination of Employee’s employment with the Company, or at any other time upon the Company’s request.

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10.    Assignment of Inventions
(a)    The Company’s Exclusive Property
All of Employee’s interest, rights, and claim of ownership in any and all Confidential Information, inventions, discoveries, improvements, suggestions, proposals, and ideas (collectively, “Inventions,” whether patentable or not) Employee has made or shall make during the period of Employee’s employment with the Company, whether made solely by Employee or jointly with others, and whether or not made during working hours, which relate or are applicable, directly or indirectly, to any phase of the Company’s business or its relationships with its customers or suppliers, including, but not limited to, the Company’s actual or anticipated research or development or the actual or anticipated research or development of the Company’s customers or suppliers to which the Company has access, shall, as between the Employee and the Company, be the exclusive property of the Company, its successors, assignees or nominees.
(b)    Disclosure and Assistance
Employee will disclose Inventions to the Company promptly and in writing. When requested, and at the Company’s expense, Employee will assist the Company or its designee in efforts to protect such Inventions, including, without limitation, by taking any of the following actions: (i) making patent application(s) on any Invention specified by the Company in such jurisdictions as determined by the Company; (ii) executing documents of assignment to the Company or its designee of all Employee’s right, title and interest in and to any Invention, any patent applications relating thereto, and any patents granted thereon; and (iii) from time to time, at the request of the Company, executing all instruments and rendering all such assistance as may reasonably be required in order to protect the rights of the Company or its designee and to vest in the Company or its designee all rights to any Invention, patent application and patents.
(c)    Company’s Discretion
Employee understands and agrees that Company or its designee will determine, in its sole and absolute discretion, whether and to what extent applications will be filed for patents on any Invention which is the exclusive property of the Company and whether any such application will be abandoned prior to issuance of a patent.
(d)    Prior Inventions
Employee has attached as Schedule C – Prior Inventions a list of all Inventions, patent applications and patents made or conceived by him prior to the Effective Date, which are subject to prior agreements or which Employee desires to exclude from this Agreement. If no such list is attached, Employee hereby represents and warrants that there are no such Inventions, patent applications or patents.
11.    Non-Solicitation and Non-Competition Covenants

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Employee acknowledges that by virtue of his position, Employee will gain information about Company’s confidential business plans, marketing plans and other strategic Confidential Information that would cause harm to the Company’s business in any market in which Company conducts business if it were to become available to the public.
Employee further acknowledges that in the course of employment, Employee will develop business relationships with Company’s customers and prospective customers and, whether or not business relationships with specific customers and prospective customers are developed, Employee will be a prominent representative in the eyes of customers and prospective customers in any market in which Company conducts business.
Finally, Employee acknowledges that Employee will work closely with a team of other senior executives and manage or have substantial interaction with other employees who are key to Company’ business operation and that the maintenance of the relationship with this group of employees is essential to the ongoing business.
In acknowledgement of Company’s legitimate interest in protecting Confidential Information, customers, prospective customers and employees, Employee agrees to the following:
a)    for a period of 12 months from the date employment is terminated for any reason Employee agrees not to directly or indirectly solicit Competing Business from any Protected Customer; and
b)    for a period of 12 months from the date employment is terminated for any reason Employee agrees not to directly or indirectly solicit Competing Business from any Prospect; and
c)    for a period of 12 months from the date employment is terminated for any reason Employee will not (individually or together with any other organization or person) attempt to influence any “Protected Employee” to terminate his or her employment with Company.
For the purposes of this Section:
“Competing Business” means a business that competes with the business of Company and that is involved in the design, development, sale, marketing, manufacture or assembly of products that compete with the products and/or services offered for sale by the Company.
“Protected Customer” means any customer of the Company within 24 months of the end of employment.
“Prospect” means any organization or person from whom Company solicited business within 24 months of the end of employment.
“Company” means Company or any of its affiliates.
“Protected Employee” means any employee who Employee directly or indirectly managed or with whom Employee had substantial contact, in both cases within 24 months of the end of employment.

EXHIBIT 10.60

Employee agrees that the restrictions listed above are separate and distinct. If one or more of the restrictions is found to be unenforceable by a court, Employee agrees that the remaining restrictions may survive and be enforced.
EMPLOYEE ACKNOWLEDGES THAT THE COVENANTS SET FORTH IN THIS AGREEMENT IN SECTIONS 8 (CONFIDENTIALITY), 9 (RETURN OF CONFIDENTIAL RECORDS), 10 (ASSIGNMENT OF INVENTIONS), 11 (NON-SOLICITATION) DO NOT IMPOSE UNREASONABLE RESTRICTIONS OR WORK A HARDSHIP ON EMPLOYEE, ARE ESSENTIAL TO THE WILLINGNESS OF COMPANY TO HIRE, TRAIN AND EXPOSE EMPLOYEE TO COMPANY’S CONFIDENTIAL INFORMATION, ARE NECESSARY AND FUNDAMENTAL TO THE PROTECTION OF COMPANY’S BUSINESS, AND ARE REASONABLE AS TO SCOPE, DURATION, AND TERRITORY.
12.    No Conflicting Agreements
Employee represents and warrants to the Company that (i) the performance of the obligations under this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to the date of this Agreement; (ii) Employee has not brought and will not bring to the Company or use in the performance of his responsibilities at the Company any proprietary information or trade secret information belonging to any previous employer or other third party, unless Employee has obtained written authorization to do so and delivered such authorization to the Company; and (iii) Employee is not a party to, and will not enter into during the Term of this Agreement, any agreement, either written or oral, that conflicts with this Agreement or limits Employee’s ability to carry out his obligations under this Agreement. Employee agrees to indemnify Company and to hold it harmless against any third party claims arising out of any breach of the above representations and covenants.
13.    Additional Covenants
Employee acknowledges that his employment shall be subject to additional policies, procedures, and agreements adopted by the Company from time to time, including but not limited to the Company’s Code of Business Conduct and Insider Trading Policy. Employee agrees to acknowledge and/or sign such policies, procedures, and/or agreements as may be required by the Company from time to time. In the event that the terms of any further policies, procedures, or agreements adopted by the Company address matters already addressed, either wholly or partially, within this Agreement, those provisions which afford the Company the greatest protection or benefit shall be deemed to be the governing provisions. The parties expressly confirm that this section 13 shall not apply to any policy, procedure or agreement subsequently adopted by the Company which would have the effect of amending or altering the terms of this Agreement in a manner adverse to Employee unless expressly agreed to by the Employee in writing or as may be otherwise required by applicable law.
14.    Remedies
(a)    Equitable Relief

EXHIBIT 10.60

Employee acknowledges that a breach of this Agreement by Employee may cause Company irreparable harm, for which monetary damages may not be adequate compensation. Employee therefore agrees that the Company shall have the right, in addition to any other rights which the Company may have, to enjoin Employee by appropriate proceedings for an injunction, without the necessity of posting a bond, from engaging in any act or omission with respect to any breach of this Agreement by Employee or to obtain other equitable relief with respect to any breach of this Agreement by Employee. Employee further agrees that all restrictions imposed upon Employee under this Agreement during and after the Term of this Agreement are reasonable and valid, and Employee waives any defenses to the strict enforcement thereof.
(b)    Other Remedies
In the event of any breach by Company or Employee of any of the provisions of this Agreement, in addition to the remedies set forth in this Agreement, the other party shall be entitled to pursue any other remedies available in law or equity.
15.    Further Agreements
Employee shall, at the request of the Company, execute and deliver to the Company such agreements related to the confidentiality of the Company’s technology and other proprietary rights or assigning to the Company any inventions developed by Employee for the Company or using Company resources, as the Company may reasonably request from time to time.
16.    General
(a)    Governing Law - Arbitration
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, excluding choice of law provisions. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall be finally determined and settled by arbitration in Los Angeles, California, in accordance with the rules and procedures of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof. If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted.
(b)    Notices
Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and personally delivered, or mailed by registered or certified mail, return receipt requested, to a party at the address or number set forth for the party below, or to such other address as may be designated from time to time by written notice; the notice shall be deemed given on the date of personal delivery or the date set forth on the return receipt.

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(c)    Amendments and Waivers
This Agreement may not be amended or otherwise modified, except in a writing executed by both parties. No provision of this Agreement may be waived except in a writing executed by the party waiving such provision, and no waiver of breach shall constitute a subsequent waiver of the same or another breach.
(d)    Benefit and Assignment
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither this Agreement nor the rights or duties of either party may be assigned by either party without the prior written consent of the other party, except that in the discretion of the Company the Company may assign, temporarily or permanently and without Employee’s consent, its rights and obligations under this Agreement to a successor of the Company.
(e)    Entire Agreement
This Agreement and all other agreements and exhibits referenced herein constitute the entire understanding and agreement among the parties, supersede any and all prior agreements, arrangements and understandings with respect to the subject matter of this Agreement and there are no other agreements, understandings, restrictions, representations or warranties among the parties with respect to the subject matter of this Agreement other than those set forth or provided for herein. The Parties acknowledge that they have reviewed and entered into this Agreement voluntarily and without coercion, duress or other outside influence.
(f)    Severability
If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction for any reason, including, without limitation, the duration of any restrictive covenant, its scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof; and (c) the parties will request that any court having jurisdiction reform such provision to the extent necessary for such provision to be enforceable under applicable law.
(g)    Survival of Undertakings
The provisions of Sections 7(a), 8, 9, 10, 11 and 14, any post-termination covenants contained in Schedule A – Supplemental Compensation and Benefits Arrangements, and this Section 16 shall survive the termination of Employee’s employment with the Company irrespective of the reasons therefor. Employee acknowledges and agrees that the restrictions imposed upon Employee by Sections 8, 9, 10 and 11, and the purpose of such restrictions are reasonable and are designed to protect the Confidential Information and the continued

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success of the Company without unduly restricting Employee’s future employment by others.
(h)    Section 409A Compliance
It is intended that this Agreement and its administration be in compliance with section 409A of the Code, including, but not limited to, any future amendments to section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (“IRS Guidance”) issued pursuant to section 409A so as not to subject the Employee to payment of interest or any additional tax under section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to section 409A at the time specified herein would subject such amount or benefit to any additional tax under such section, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any IRS Guidance issued under section 409A would result in Employee being subject to the payment of interest or any additional tax under section 409A, the parties agree to amend this Agreement in order to avoid the imposition of any such interest or additional tax under section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and Employee.
(i)    Counsel
BY EXECUTING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES HE HAS CAREFULLY READ THE TERMS OF THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO BE ADVISED BY LEGAL COUNSEL OF HIS CHOICE.
Execution Date:    September 2, 2013
Employee:    Mark Arold
Position:    Vice President, Advanced Propulsion Systems
Annual Salary:    $235,000

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COMPANY:    Quantum Fuel Systems Technologies Worldwide, Inc.
By:    /s/ W. Brian Olson
W. Brian Olson, CEO

EMPLOYEE:
/s/ Mark Arold

Name:    Mark Arold

Address:    920 Hickory Avenue, Torrance, CA 90503

EXHIBIT 10.60

Schedule A – Duties and Responsibilities

It is the responsibility of the Vice President, inter alia, to:

(a)	Serve as a key member of the management team that sets the company’s strategic direction.

(b)
Develop the strategic plan and direction of the APS division’s product development and commercialization activities by setting overall business and financial goals as well as the corresponding yearly financial forecast (profit and loss).

(c)	Ensure that the division P/L objectives are met by active oversight of the division progress towards established goals

(d)	Assure that department achieves objectives and project completion within budget and time frame.

(e)	Be a student of current industry trends, ensuring that the company maintains and expands its technology leadership position.

(f)	Formulate long-term financial and product objectives and standards of performance for the department.

(g)	Motivate staff and provide technical direction and guidance, recognizing the role as that of both manager and support resource / mentor.

(h)	Assure that products are designed for specific needs, but with wider applications in mind.

(i)	Ensure that product development is focused on meeting and exceeding the customer requirements.

(j)	Interface directly with customers to develop new business, resolve issues on existing programs, and to network for future business opportunities

(k)	Develop a vision for future projects, products, and applications to help give Quantum a competitive advantage and remain vigilant for intellectual property (IP) opportunities

(l)	Develop and review program contracts, budgets, statements of work, technical proposals, specifications, and negotiate final contracts with customers

(m)	Champion low cost solutions

(n)	Ensure communication throughout engineering directorates

(o)	Establish resource requirements for the division to meet scheduled commitments and make hiring decisions, administer and evaluate employee performance reviews, and address employee issues

(p)	Adopt and implement the Quality Assurance Procedures-QAP and Departmental Work Instructions-DWI, identified in QEMS Employee Training Matrix located in H:/Quality and Environmental Management System.

This list is not inclusive. Any additional duties will not be inconsistent with the employee’s position.

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Schedule B – Supplemental Compensation and Benefits

Bonus Entitlements:

Employee will be eligible to participate in the Company bonus program. Employee’s annual bonus eligibility will be up to 40% of base salary. Bonus criteria will be set annually by Company and the terms of the bonus plan, including the percentages set out above, may be modified by Company at its discretion.

Other Supplemental Benefits:

RESTRICTED STOCK AND EMPLOYEE STOCK OPTIONS: Employee will be eligible for rewards under the company Stock Option Plan as is and may be determined by the board of Directors from time to time

ADDITIONAL BENEFITS. It is the intent of Quantum’s Board of Directors to provide for the Vice President position additional executive benefits to be entirely paid for at company expense. These benefits are in recognition of the effort, focus and energy necessary to carry the responsibilities of this position to greater future success.  These additional executive benefits would currently include (1) a company paid term life insurance policy with a face value of $ 1,000,000 to be paid to the executives beneficiaries should a death of this individual occur, and (2) a long term disability policy to protect against any future disability to this same executive. It is the intent of the Board of Directors of Quantum to have these be a company paid benefit, with a gross up amount of compensation paid to this individual to cover any incidental tax that may be rendered upon them for receipt of these benefits.

Four (4) weeks of paid vacation each calendar year, pro rated on a daily basis for any period of the Term which is less than a full calendar year.
A car allowance of one thousand ($1,000) per month;

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Schedule C – Prior Inventions

None

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